As filed with the Securities and Exchange Commission on February 25, 2015

Registration No. 333-127879

Registration No. 333-127880

Registration No. 333-149275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-127879

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-127880

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-149275

UNDER

THE SECURITIES ACT OF 1933

MWI VETERINARY SUPPLY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	02-0620757
(State of Incorporation or Organization)	(IRS Employer Identification No.)

3041 W Pasadena Dr Boise, ID	83705
(Address of Principal Executive Offices)	(Zip Code)

MWI Veterinary Supply, Inc. 2002 Stock Option Plan

MWI Veterinary Supply, Inc. 2005 Stock-Based Incentive Compensation Plan

MWI Veterinary Supply, Inc. 2008 Employee Stock Purchase Plan

(Full Title of the Plan)

James F. Cleary, Jr.
President and Chief Executive Officer
3041 W. Pasadena Dr.
Boise, Idaho 83705
(208) 955-8930

(Name, address including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Stephen M. Leitzell, Esq.
Dechert LLP

2929 Arch Street
Philadelphia, PA 19104
(215) 994-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of MWI Veterinary Supply, Inc. (the “Company”), filed by the Company with the Securities and Exchange Commission (the “SEC”):

•                                          Registration Statement No. 333-127879, registering the issuance of 543,955 shares of Common Stock, par value $0.01 per share, of the Company issuable under the MWI Veterinary Supply, Inc. 2002 Stock Option Plan, filed with the SEC on August 26, 2005;

•                                          Registration Statement No. 333-127880, registering the issuance of 1,200,000 shares of Common Stock, par value $0.01 per share, of the Company issuable under the MWI Veterinary Supply, Inc. 2005 Stock-Based Incentive Compensation Plan, filed with the SEC on August 26, 2005; and

•                                          Registration Statement No. 333-149275, registering the issuance of 500,000 shares of Common Stock, par value $0.01 per share, of the Company issuable under the MWI Veterinary Supply, Inc. 2008 Employee Stock Purchase Plan and an indeterminate amount of interests under the MWI Veterinary Supply, Inc. 2008 Employee Stock Purchase Plan, filed with the SEC on February 15, 2008.

On February 24, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2015, by and among AmerisourceBergen Corporation (the “Parent”), a Delaware corporation, Roscoe Acquisition Corp. (the “Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Parent, and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, State of Idaho, on this 25th day of February 2015.

MWI VETERINARY SUPPLY, INC.

By:	/s/ James F. Cleary, Jr.
James F. Cleary, Jr.
President and Chief Executive Officer (Principal Executive Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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